Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-35744 on Form S-8 of Westinghouse Air Brake Technologies Corporation of our report dated June 23, 2026, relating to our audit of financial statements and supplemental schedule of the Wabtec Savings Plan as of and for the year ended December 31, 2025, which appears in this Annual Report on Form 11-K of Wabtec Savings Plan for the year ended December 31, 2025.
/s/ WithumSmith+Brown, PC
Buffalo, New York
June 23, 2026